Exhibit 99

                             [MIDWAY AIRLINES LOGO]


FOR IMMEDIATE RELEASE                                          Media Contact:
                                                              Steven Westberg
                                   Executive Vice President & General Manager
                                                               (919) 595-6011

                    Midway Airlines Closes Aircraft Financing


         RALEIGH-DURHAM, N.C. - September 29, 2000 - Midway Airlines Corporation (the "Company") (NASDAQ: MDWY) announced today the closing of the private sale of $197,572,000 aggregate principal amount of Enhanced Equipment Pass Through Certificates under Rule 144A of the Securities Act of 1933. The proceeds of the sale of the Certificates will be used to finance the Company's lease or purchase of eight (8) newly manufactured Boeing 737-700 aircraft. The aircraft are all scheduled for delivery prior to the end of August 2001. The Certificates have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption.


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         The Company also announced its acceptance of the first of these eight
Boeing 737-700 aircraft under its purchase agreement with The Boeing Company and the simultaneous closing of a leverage lease transaction for that aircraft.

         As a full-service carrier, Midway Airlines and its commuter partner operate 244 daily non-stop flights between their hub at Raleigh-Durham International Airport and 26 destinations in 15 states.

         The comments made in this release regarding future events are "forward-looking statements." Such statements involve risks and uncertainties that could cause actual events or results to differ from those contained in the forward-looking statements. A discussion of such risks and uncertainties is provided in the Company's 1999 report on form 10K.


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